UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

CURRENT REPORT


FORM 8-K


Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934


August 29, 2002
Date of Report (Date of earliest event reported)



DECADE COMPANIES INCOME PROPERTIES, A LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)


Wisconsin
(State or other jurisdiction of incorporation)

 0-21455
(Commission File Number)

39-1518732
(IRS Employer Identification No.)

N19 W24130 Riverwood Drive, Suite 100
Waukesha, WI 53188
(Address of principal executive offices)(Zip Code)


Registrant's telephone number, including area code:
(262) 522-8990

Item 2.  Acquisition or Disposition of Assets

Investment in Decade Mortgage Loan Partners LLC ("DMLP")

As previously reported, on July 30, 2002, the Partnership purchased two office buildings (buildings known as "Spectrum," located in Maitland, Florida, and "Plymouth," located in Clearwater, Florida [collectively, the "Properties"]) subject to the nonrecourse mortgage loan (the "Note") that encumbered the Properties, without the consent of the Lender. The Partnership requested Lender approval prior to closing but was unable to obtain it due to the Lender's time constraints. The Lender however did indicate a willingness to work with the Partnership or its affiliates to achieve a satisfactory result. Those negotiations resulted in the sale of the Note on August 29, 2002 by the Lender to Decade Mortgage Loan Partners, LLC ("DMLP"), a newly formed Wisconsin limited liability company that was created to purchase the Note. The Partnership is a member of DMLP, along with other affiliated entities, as hereafter described.

The General Partner created DMLP to purchase the Note and modify certain terms of the Note, in order to complete the purchase of the Properties, and thereby attempt to improve the potential value of the Properties to be realized by the Partnership upon any future sale.

The Partnership did not have sufficient cash reserves to purchase and retire the Note by itself. Initially, the General Partner sought financial assistance from its bank and from affiliates. Time constraints prevented the bank from participating in the purchase of the mortgage loan on the Properties, because the bank's underwriting requirements would not be able to meet the lender's time constraints. Therefore, the General Partner determined that it was in the best interests of the Partnership to create an affiliated limited liability company to provide the capital necessary to purchase the Note.

The outstanding principal balance of the Note was approximately $10,079,000 as of closing on July 30, 2002. For income tax considerations related to preserving the benefits of the Section 1031 Exchange to the extent possible, the Partnership needed to reduce the balance of the Note from approximately $10.1 million to approximately $8.8 million, which amount is equal to the balance of the mortgage liability of The Meadows II Apartments, which was sold on January 31, 2002. Accordingly, the Partnership earmarked approximately $1.3 million to be paid down on the mortgage. This amount was committed to the Lender on July 22, 2002, Therefore, the new limited liability company needed approximately $8.8 million of capital to provide the funds necessary to purchase the Note from the Lender.

On August 27, 2002, the Partnership used cash reserves of $4.2 million to purchase 4,200 Units (the "DMLP Units") (approximately 47.7% of the 8,805 DMLP Units issued and outstanding) of DMLP. The other members of DMLP are five affiliated entities that are either wholly owned or controlled by Mr. Jeffrey Keierleber, the General Partner of Decade Companies, which is the Partnership's General Partner.

The other members of DMLP consist of three corporations, which are wholly owned by Mr. Keierleber, and two limited partnerships, of which Mr. Keierleber owns a majority of the outstanding limited partnership units. The three wholly owned corporations collectively own 3,130 DMLP Units (approximately 35.5% of the 8,805 DMLP Units issued and outstanding). The three wholly owned corporations are Decade Properties, Inc. with 1,330 DMLP Units (approximately 15.1% of the 8,805 DMLP Units issued and outstanding), DIC Corp. with 1,100 DMLP Units (approximately 12.5% of the 8,805 DMLP Units issued and outstanding), and Decade Securities Corp. with 700 DMLP Units (approximately 7.9% of the 8,805 DMLP Units issued and outstanding). The two other limited partnerships that own DMLP Units are Decade 80-IV, a Limited Partnership ("Decade 80-IV"), and Decade Companies Preferred Placement VIII - Springtree Crossing, a Limited Partnership ("DCPP VIII"). Decade 80-IV owns 985 DMLP Units (approximately 11.2% of the 8,805 DMLP Units issued and outstanding). Mr. Keierleber owns 5,507 Decade 80-IV limited partnership units (approximately 81.9% of the 6,725 Decade 80-IV Units issued and outstanding). DCPP VIII owns 490 DMLP Units (approximately 5.6% of the 8,805 DMLP Units issued and outstanding). Mr. Keierleber owns 730 DCPP VIII limited partnership units (approximately 88.0% of the 830 DCPP VIII Units issued and outstanding).

As a result of the aforementioned sale of DMLP Units, Mr.
Keierleber beneficially owns approximately 78.7% of the 8,805 issued and outstanding DMLP Units.

The Partnership's source of the funds used in this transaction consisted of cash reserves held by the Partnership which were obtained from the Exchange Escrow which had held the proceeds from the sale of The Meadows II Apartments on January 31, 2002.

The Partnership did not pay an acquisition fee or sales commission to the General Partner, or any affiliate, in connection with its acquisition of the DMLP Units. DMLP also did not pay a fee to the General Partner, or any affiliate, in connection with the transaction.

Purchase of Note by DMLP

On August 29, 2002, DMLP purchased the Note for $8,801,838 from the Teachers Insurance and Annuity Association of America ("TIAA"). In conjunction with the transfer of the Note from TIAA to DMLP, the Partnership paid TIAA approximately $1,726,000 to
(1) reduce the outstanding principal balance of the Note by $1,277,226 (from $10,079,064 to $8,801,838), (2) pay a prepayment penalty of $302,372 (the "Prepayment Premium") computed at 3% of the outstanding principal balance of the Note payable to TIAA,
(3) pay accrued interest of $139,746 (the "Interest Payment"), and (4) pay a late fee of $4,354 (the "Late Fee") computed at five cents for each dollar (5% of $87,074.87) of delinquent payment payable to TIAA. The Late Fee was subsequently reimbursed to the Partnership by the Seller of Spectrum and Plymouth. The Interest Payment included $68,689 of prorated interest for July which was received by the Partnership as a closing credit from the Seller.

The Note contained terms which greatly increased the risk of owning the Properties, and limited the marketability of the Properties. The Note required both Properties to be held as collateral until the Note was paid in full. Furthermore, the Note permitted prepayment in whole, but not in part, with a prepayment penalty computed under a yield maintenance formula that was computed to be approximately $2.1 million as of the July 30 closing date. The General Partner believed that unless the Partnership held both Properties until August 1, 2007 (the "Maturity Date"), there was a virtual certainty of paying a yield maintenance penalty at some point. Consequently, the terms of the Note hindered one of the advantages of owning multiple properties in different real estate markets. The inability to freely sell one of the Properties, without simultaneously selling the other, limited the market to potential buyers who would be financially able to own two office buildings in separate real estate markets. The General Partner believed that the lack of flexibility to sell the Properties independently of each other, and at different times as the Orlando and Clearwater real estate market dictated, would have a negative impact on the potential resale price of the Properties. Accordingly, the General Partner believed that it could have been very costly to sell either of the Properties separately, or to sell the Properties or refinance the mortgage prior to the Maturity Date.

The Note bears interest on the outstanding principal balance from July 1, 1997 (the "Date of Loan") through and including the Maturity Date at a fixed rate of 8.46% per annum. The Note provides for monthly payments of principal and interest of $87,074.87. The required loan payments amortize the principal balance over a 293-month period (24 years, five months). There is a penalty for prepayment of the loan amount that was computed to be approximately $2.1 million as of the July 30 closing date. The Note may be prepaid in full, but not in part, on the first day of any calendar month, upon 90 days prior notice to Lender and upon payment in full of all amounts payable under the loan documents (which would include a prepayment penalty). The Prepayment Premium consists of the greater of (1) 2% of the outstanding loan principal balance and (2) an amount computed under a yield maintenance formula defined in the Note.

In consideration for the Partnership's payment of the Prepayment Premium, DMLP will modify certain terms of the Note to permit the Partnership to prepay the Note in whole or in part and to release collateral upon the sale of either Spectrum or Plymouth. In addition, DMLP will modify the yield maintenance formula under certain conditions for the benefit of the Partnership.

There is no material relationship between TIAA and the Partnership or any of the Partnership's affiliates, any general partner, director or officer of the Partnership, or any associate of any such general partner, director or officer.

DMLP's source of the funds used in this transaction consisted of cash generated from the sale of the DMLP Units on August 27, 2002.

DMLP did not pay any fees to the General Partner, or any affiliate, in connection with its acquisition of the Note (such as mortgage placement fees or mortgage brokerage fees). TIAA also did not pay a fee to the General Partner, or any affiliate, in connection with the transaction.

The Limited Partnership Agreement did not permit the purchase of the Note on these terms. Consequently, the General Partner intends to seek approval of an Amendment of the Limited Partnership Agreement to permit such investment. The General Partner believed that the transaction was in the best interest of the Partnership and its limited partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Decade Companies Income Properties, A Limited Partnership
                    (Registrant)

By: Decade Companies
    (General Partner of the Registrant)


Date: September 13, 2002

By:/s/ Jeffrey Keierleber
   Jeffrey Keierleber, General Partner
   (Duly authorized to sign on behalf ofthe Registrant)